Bank of Lancaster to Enter Richmond Market

KILMARNOCK, Va., Feb. 18, 2014 /PRNewswire/ -- Bank of Lancaster, a subsidiary of Bay Banks of Virginia, Inc. (OTCQB: BAYK), will establish a presence in Richmond, Virginia before month-end February 2014, announced Randal R. Greene, President and Chief Executive Officer of Bank of Lancaster and Bay Banks of Virginia, Inc. Initial plans call for a loan production and wealth management office, laying the groundwork for a full-service office in the near future.

(Photo: http://photos.prnewswire.com/prnh/20140218/PH67003-a )
(Photo: http://photos.prnewswire.com/prnh/20140218/PH67003-b )

In making this announcement, Greene said, "Many of our customers have second homes in Virginia's Northern Neck, with their primary residences in the Richmond area. Establishing a presence in the Richmond market will allow us to better serve these customers by providing a strong portfolio of products and services, and extend our services to new customers. As a sound financial institution, our long-term goal is to create a strong, regional community bank franchise by growing in contiguous markets, and with a significant presence in Richmond—a key financial market in Virginia."

Veteran banker F. Arnold Blackmon III has been tapped to establish Bank of Lancaster in the greater Richmond metropolitan area, serving as Regional President for the Richmond market.

"Arnold brings experienced, proven leadership and extensive knowledge of the Richmond area and plans to establish a significant presence in Richmond for Bank of Lancaster," Greene said. "He knows what we are trying to accomplish and is building a strong team with expertise in commercial lending, mortgage banking and wealth management." Blackmon most recently served as Executive Vice President and Director of the Commercial Real Estate group with StellarOne in Richmond, where he was responsible for a $700M+ commercial real estate portfolio and for strategic direction and management of an 18-member statewide team.

"There is unlimited potential for growth in the Richmond market for Bank of Lancaster and I am excited to have the opportunity to provide leadership," Blackmon shared. "I look forward to heading up our efforts as we serve individuals, build businesses, and serve the community with the same level of commitment and excellence Bank of Lancaster has been known for since 1930."

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster, a full-service community bank providing banking and related financial services to businesses, professionals, and consumers through eight full-service offices in the Virginia communities of Burgess, Callao, Colonial Beach, Kilmarnock, Montross, Warsaw, and White Stone, as well as a loan production office in Middlesex County. Through its subsidiary, Bay Trust Company, the Company provides investment, and trust and related fiduciary services. Founded in 1930, the Company and Bank of Lancaster are headquartered in Kilmarnock, Virginia.

CONTACT: Kylie Bransford, 1-804-435-4106, kybransford@banklanc.com